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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

                      THE UNITED COMPANY SHAREHOLDER GROUP
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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UNITED SHAREHOLDER GROUP SEEKS APPEAL OF ORDER

Bristol, Va -- Nov. 9, 1999-- The United Company Shareholder Group announced today that it intends to appeal an order issued yesterday by the Circuit Court of Jefferson County, Alabama. The order dismissed the United Group's action to require management of Birmingham Steel Corporation ("BIR") to provide the United Group at least five business days written notice of the terms and conditions of any transaction BIR might enter into, prior to BIR's Annual Meeting on December 2, 1999, that would bind BIR to sell its SBQ operations in Memphis, TN and Cleveland, OH.

         The United Group believes that BIR's shareholders should be given the opportunity to vote at the Annual Meeting to determine who they want to lead their company in the future before BIR makes major strategic decisions like the sale of the SBQ assets. Current management desires to sell the SBQ assets immediately in their current state and under what Mr. Garvey has called "the worst industry conditions in forty years." The judgment of Mr. Garvey and the Board of Directors of BIR appears to be clouded by an overwhelming desire to maintain control of BIR. The United Group believes that the shareholders of BIR have lost confidence in the ability of BIR's current Board of Directors and management to properly manage the business and assets of the company and that the shareholders should have the right to vote at the Annual Meeting before major strategic decisions are made that may be irreversible.

         The United Group believes the proposed sale of the SBQ assets by current management is being orchestrated to subvert the proxy contest initiated by the United Group. Current management of BIR announced a restructuring including the sale of the SBQ assets on August 18, 1999, only nineteen days after the United Group announced its intentions to replace the current Board and CEO of BIR. Prior to the restructuring announcement, current management through the following statements and actions expressed a commitment to shareholders to retain the SBQ assets and increase their productivity:

- On April 21, 1999, Bob Garvey, chief executed officer of BIR, stated that "we have turned the corner at Memphis" and "we do not anticipate further start-up losses in our future financial results out of Memphis" and that "it all puts us in a very good position going forward." Mr. Garvey went on to say that "we certainly have gotten our hands around Memphis and Cleveland" and "you're seeing the light at the end of the tunnel and we're at the crest of the hill."

- Mr. Garvey reiterated these same sentiments on May 6-7, 1999 in remarks given at an annual steel conference. Garvey stated that "[w]e have made some great strides at Memphis. We believe the problems there are behind us and we are not projecting any further start-up costs from our Memphis facility going forward."

- On or about July 9, 1999, BIR participated in a bid with Steel Dynamics and Cleveland Cliffs Iron Company to acquire the SBQ assets of Qualitech Steel Corporation for approximately $225 million.
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         Current management's restructuring announcement on August 18, 1999 completely contradicted Mr. Garvey's statements made in April and May that the Memphis and Cleveland facilities had "turned the corner" and reached the "break even" point. The restructuring announcement also completely contradicted the actions taken by current management in July 1999 (only a month before the restructuring announcement) when BIR participated in a joint bid to acquire Qualitech's SBQ assets.

         The United Group believes that the announced restructuring is a desperate attempt by Mr. Garvey and the incumbent Board to entrench current management in office and to defeat the United Group's proxy contest at the expense of BIR shareholders. The result of the restructuring is that losses from the SBQ business are no longer being reported as losses from continuing operations, and BIR is able to report positive earning from continuing operations. We believe this has been done in an attempt to make BIR look profitable to shareholders before the Annual Meeting and to disguise the substantial ongoing losses incurred by the SBQ assets under current management.

         The United Group will pursue an appeal of yesterday's order to prevent a sale of the SBQ assets before the Annual Meeting so that the people selected by the shareholders to lead BIR into the next century can make the strategic decisions that will determine BIR's future.